UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 6, 2007

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Cleveland-Cliffs Inc published a news release on June 6, 2007 as follows:

Cleveland-Cliffs Agrees to Sell Wabush Interest

Cleveland, OH—June 6, 2007—Cleveland-Cliffs Inc (NYSE: CLF) today announced that the Company has accepted an offer to sell its 26.8% interest in the Wabush Mines joint venture.

Under the definitive purchase agreement contemplated in the offer accepted today, Consolidated Thompson Iron Mines Ltd. (TSX Venture: CLM) would acquire the 71.4% of the Wabush Mines joint venture owned directly or indirectly by Cleveland-Cliffs (26.8%) and Stelco Inc. (44.6%) for $64.3 million in cash plus 3.0 million warrants of CLM common shares and assumption by CLM of ongoing employee and asset retirement obligations. Cleveland-Cliffs’ pro rata share would be $24.1 million in cash and warrants, entitling Cleveland-Cliffs to purchase approximately 1.1 million CLM common shares at CAD$5.10 per share for a two-year period.

As part of the transaction, Cleveland-Cliffs would enter into an off-take agreement whereby CLM will sell to Cleveland-Cliffs a portion of its pro rata share of the 4.8 million tons of committed annual pellet production from the date of closing until December 31, 2009.

Dofasco Inc., a subsidiary of Mittal Steel Company N.V., holds the remaining 28.6% of the Wabush Mines joint venture. The acceptance of CLM’s offer by Cleveland-Cliffs and Stelco triggers a 90-day purchase option that may be exercised by Dofasco.

Completion of the transaction is subject to a number of conditions, including receipt of requisite regulatory approval and the execution of definitive agreements. Closing would occur shortly after a Dofasco waiver is executed or expiration of its 90-day purchase option.

Cleveland-Cliffs President–North American Iron Ore Donald J. Gallagher stated: "This is a good transaction for all of the parties involved. As previously discussed, Wabush has long-term issues with its pit, and adding CLM’s new resource to the existing mine and plant bodes well for both the long-term life of the Scully Mine and the Point Noire operations and the jobs associated with those facilities.

"In addition to the cash proceeds, Cliffs will be relieved of significant liabilities and will be able to allocate its available resources to longer lived assets in North America and its global growth strategies," he concluded.

Wabush, located in Canada, has been operating since 1965. It produced 4.1 million tons of pellets in 2006, and includes the Scully Iron Ore Mine near Wabush, Newfoundland, Labrador; the pellet plant and port facilities at Point Noire, Quebec; and integrated rail facilities and other related assets.

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company owns 80 percent of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. It also has a 30 percent interest in the Amapá Project, a Brazilian iron ore project, and a 45 percent economic interest in the Sonoma Project, an Australian coking and thermal coal project.
News releases and other information on the Company are available on the Internet at:
http://www.cleveland-cliffs.com

This news release contains predictive statements that are intended to be made as "forward-looking" within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; availability of capital equipment and component parts; availability of float capacity on the Great Lakes; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; the impact of consolidation in the steel industry; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; failure to receive or maintain required environmental permits; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation and employee benefit costs; and the effect of these various risks on the Company's future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company's Annual Report and Reports on Form 10-K and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs' website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

SOURCE: Cleveland-Cliffs Inc

CONTACT: Media: 1-216-694-4870
Financial Community: 1-800-214-0739, or 1-216-694-5459

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

June 8, 2007	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel and Secretary